EX-99.28(g)(1)(a)

FORM OF AMENDMENT TO THE AMENDED AND RESTATED CUSTODY
AGREEMENT

THIS AMENDMENT dated as of the [   ] day of [          ], 2012, to the Amended and Restated Custody Agreement dated as of January 29, 2010 (the “Agreement”), is entered into by and among Jacob Funds Inc., a Maryland corporation (the “Corporation”) and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend said Agreement; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto to reflect the addition of one series of the Corporation.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.                                                                           U.S. BANK NATIONAL ASSOCIATION

By: ___________________                                                                By: ____________________________

Name: Ryan I. Jacob                                                                               Name:__________________________

Title: President                                                                                        Title:___________________________

Amended Exhibit C to the Amended and Restated Custody Agreement

Fund Names

Name of Series	Date Added
Jacob Internet Fund	August 27, 1999
Jacob Small Cap Growth Fund	January 29, 2010
Jacob Wisdom Fund	January 29, 2010
Jacob Micro Cap Growth Fund	[ ], 2012

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